Exhibit 1(a)

                        Pricing Agreement
                        -----------------


Salomon Brothers Inc
  As Representative of the several
     Underwriters named in Schedule I hereto,
Seven World Trade Center
New York, New York  10048



                                                     June 5, 1995

Dear Sirs:

          Ingersoll-Rand Company (the "Company") proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement Standard Provisions filed as an exhibit to the Company's registration statement on Form S-3 (No. 33-53811) (the "Underwriting Agreement"), to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representative referred to in such Section 12 are set forth at the end of Schedule II hereto.

          An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

                                                                          2
          Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in
Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

          If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

                                   Very truly yours,



                                   INGERSOLL-RAND COMPANY


                                   By: /s/ Thomas McBride
                                      ----------------------------
                                   By: /s/ William J. Armstrong
                                      ----------------------------

Accepted as of the date hereof:

SALOMON BROTHERS INC


By: /s/ Gary Lynch
    --------------------------
     On behalf of each of the Underwriters

                            SCHEDULE I

                                              Principal Amount of
                                            Designated Securities
                                                    to be
Underwriter                                       Purchased
- -----------                                 ---------------------

Salomon Brothers Inc  . . . . . . . . .          $ 37,500,000

Chase Securities, Inc.  . . . . . . . .            37,500,000

Citicorp Securities, Inc. . . . . . . .            37,500,000

J.P. Morgan Securities Inc. . . . . . .            37,500,000
                                                  -----------

Total . . . . . . . . . . . . . . . . .          $150,000,000
                                                  ===========

                           SCHEDULE II

Title of Designated Securities:

     7.20% Debentures due June 1, 2025.

Aggregate principal amount:

     U.S. $150,000,000.

Price to Public:

     99.806% of the principal amount of the Designated
Securities, plus accrued interest, if any, from June 9, 1995 to the Time of Delivery.

Purchase Price by Underwriters:

     98.931% of the principal amount of the Designated
Securities, plus accrued interest, if any, from June 9, 1995 to the Time of Delivery.

Method and Specified funds for payment of purchase price:

     New York Clearing House, next day funds;
     book-entry form.

Indenture:

     Indenture, dated as of August 1, 1986, as supplemented, between the Company and The Bank of New York, as Trustee.

Maturity:

     June 1, 2025.

Interest Rate:

      7.20% per annum.

Interest Payment Dates:

     June 1 and December 1, commencing on December 1, 1995.

Redemption Provisions:

      None.

Sinking Fund Provisions:

     The Designated Securities are entitled to the benefit of a sinking fund beginning June 1, 2006 in annual installments of $7,500,000, calculated to retire, 95% of the issue prior to maturity, at 100% of their principal amount plus accrued interest.

                                                                          2
Time of Delivery:

     10:00 a.m., New York City Time, June 9, 1995.

Closing Location:

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, New York  10017

Name and address of Representative:

     Designated Representative:  Salomon Brothers Inc
     Address for Notices, etc.:  Seven World Trade Center
                                 New York, NY  10048